EXHIBIT 99
                                                                     ----------



                                  May 4, 1999

                                        Rosemarie Bouman, Vice President
                                        and Chief Financial Officer
                                        (630) 571-1050 ext. 258 or
                                        E-mail at rbouman@obb.com

                        FIRST OAK BROOK BANCSHARES, INC.
                                   ANNOUNCES
                ELIMINATION OF TWO-CLASS COMMON STOCK STRUCTURE
                  EFFECTIVE FOR TRADING BEGINNING MAY 6, 1999

         RECLASSIFICATION AND CORPORATE GOVERNANCE CHANGES APPROVED BY
                   SHAREHOLDERS AT ANNUAL MEETING HELD TODAY

              BOARD ANNOUNCES ADOPTION OF SHAREHOLDER RIGHTS PLAN

     OAK BROOK, ILLINOIS--First Oak Brook Bancshares, Inc. (NMS: FOBBA) announced today that all of the Company's outstanding common equity will be reclassified into a single class of common stock.

Reclassification
----------------

     The reclassification was approved by the Company's shareholders at the Annual Meeting of Shareholders held today, and will be effective at the close of business tomorrow, May 5, 1999. Richard M. Rieser, Jr., President of First Oak Brook Bancshares, said "Our shareholders have simplified our capital structure, providing greater flexibility for pursuing our long-term growth strategy and eliminating the investor confusion caused by the two-class structure."

     As a result of the reclassification, the Company's current Common Stock has been reclassified on a one-for-one basis into shares of its only class of outstanding common stock, the Class A Common Stock, which will have one vote per share and be renamed the "Common Stock."

     As of the opening of trading on Thursday, May 6th, the Common Stock will trade on the NASDAQ Stock Market under the symbol "FOBBD" for an interim period and then commencing Thursday, May 13th, will trade under the symbol "FOBB" instead of the current symbol "FOBBA." The CUSIP identification number of the stock will remain the same. The Company will have approximately 6.6 million shares of Common Stock following the reclassification.


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     STOCKHOLDERS NEED NOT DO ANYTHING WITH THEIR CERTIFICATES TO EFFECT THE
RECLASSIFICATION. Existing certificates for the Company's current Class A Common Stock and Common Stock will represent shares of the new single class of Common Stock.

However, the Company plans to notify all shareholders by mail of procedures to be followed if a shareholder wants to exchange their current certificates for those representing the new single class of Common Stock.

Stock Options
-------------

     Outstanding stock options which are exercisable for the purchase of the current common stock will instead be exercisable into the same number of the new single class Common Stock.

Other Shareholder Actions
-------------------------

     In addition to the reclassification, the Company's shareholders also approved a series of amendments to the Company's governing documents intended to reduce its vulnerability to unsolicited, non-negotiated takeover proposals. Those amendments included implementation of a staggered Board of Directors, establishment of advance notice and other requirements relating to actions by shareholders, and requirements for a super-majority vote to modify the new amendments in the future.

Shareholder Rights Plan
-----------------------

     Following the Annual Meeting of Shareholders, the Company's Board of Directors adopted a Shareholder Rights Plan. The Rights Plan provides for the distribution of one preferred stock purchase right for each share of the Company's outstanding Common Stock held of record on May 21, 1999. The rights have no immediate economic value to shareholders since they will trade in tandem with the Common Stock and cannot be exercised unless a person, group or entity acquires 15% or more of the Company's Common Stock or announces a tender offer. The Rights Plan permits the Company's Board of Directors to redeem the rights for one cent under certain circumstances.

     In general, the Rights Plan provides that in the event the 15% threshold is crossed or a tender offer is commenced, and the Board does not redeem the rights, all holders of rights, other than the 15% shareholder or the tender offeror, will be able to purchase a certain amount of Company Common Stock for one-half its market price.

     Commenting on the Rights Plan, Mr. Rieser said "The Rights Plan is a natural extension of the corporate governance provisions approved by our shareholders today. Studies have shown that these plans can enhance shareholder value in the long run, and that is why thousands of public companies have put them in place."

     Rieser also noted that the Rights Plan was not adopted in response to any specific event or circumstances. Neither the creation of the Rights Plan nor the reclassification of the common equity is a taxable event for the Company's shareholders. Additional information regarding the Rights Plan will be mailed to shareholders.






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Oak Brook Bank
--------------

     First Oak Brook Bancshares, Inc. owns Oak Brook Bank. The Bank operates eleven banking offices, ten in the western suburbs and one in the northern suburbs of Chicago, Illinois. An additional branch in LaGrange, Illinois, is scheduled to open in 1999.

More Information Available
--------------------------

     At our Web site HTTP://WWW.OBB.COM you will find shareholder information including this press release and electronic mail boxes. You will also have the option of directly linking to the EDGAR database from our site for additional financial information filed with the SEC.